Pricing Supplement No. 163 Dated February 6, 1998
(To Prospectus and Prospectus Supplement
Dated October 24, 1996)
                                                     Rule 424(b)(3)
                                                Registration Statement
                                                    No. 33-64237





                                U.S.$5,000,000,000

                             FORD MOTOR CREDIT COMPANY

                         Medium-Term Notes Due from 9 Months
                           to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $300,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.75% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:                    February 13, 1998.

Principal Amount:              $300,000,000.

Interest Rate Basis:           LIBOR having an Index Maturity of three months
                               plus (i) 10 basis points for the three year period commencing February 13, 1998 and (ii)
                               15 basis points for the period commencing on February 13, 2001.

Interest Reset Dates:          Quarterly on the 13th day of the months of
                               February, May, August and November.


Interest Payment Dates:        Quarterly on the 13 day of the months of
                               February, May, August and November, beginning
                               May 13, 1998.

Stated Maturity:               February 13, 2003.

<Page 2>

Repayment at Option
 of the Holder                 The Notes are subject to prepayment, at the
                               option of the holder, in whole or in part at 100% of their principal amount, together with accrued interest thereon on the Interest
                               Payment Date occurring in Febrary 2001 (the
                               "Repayment Date"). In order for a Note to be prepaid, Ford Credit must receive written notice of the holder's exercise of such option at the office or agency of the Trustee in The
                               City of New York or at the Corporate Trust
                               Office of the Trustee, not more than 60 days nor less than 45 days prior to Repayment
                               Date.  The form of such notice shall be
                               available at the offices or agencies referred to above, and shall contain such information as Ford Credit may reasonably request in order to prepay a Note.

Reference Agent:               The Chase Manhattan Bank




                              GOLDMAN, SACHS & CO.